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EXHIBIT 10.2

HD SUPPLY HOLDINGS, INC.
ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

        (Effective May 17, 2017)

SECTION 1
PURPOSE

        This HD Supply Holdings, Inc. Annual Incentive Plan for Executive Officers is intended to permit HD Supply Holdings, Inc., through awards of annual incentive compensation, to attract, retain and motivate qualified executive employees. It is intended that all amounts payable to Participants who are "covered employees" will constitute "qualified performance-based compensation" within the meaning of Section 162(m) and the U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

SECTION 2
DEFINITIONS

        2.1    "Annual Base Salary" shall mean, unless the Committee determines otherwise, for any Participant, an amount equal to the rate of annual base salary in effect at year-end for the year in which the Performance Period commences, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

        2.2    "Applicable Period" means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) ninety (90) calendar days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m).

        2.3    "Board" shall mean the Board of Directors of the Company or the successor thereto.

        2.4    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.5    "Committee" shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of any established stock exchange or national market system on which the common stock of the Company is then listed to constitute a compensation committee, and which, as to any compensation intended to qualify as performance-based compensation under Section 162(m), shall consist solely of two or more members, each of whom is an "outside director" within the meaning of Section 162(m), and the applicable rules and regulations promulgated thereunder.

        2.6    "Company" shall mean HD Supply Holdings, Inc., a Delaware corporation, or any successor thereto.

        2.7    "Covered Employee" means any "covered employee" as defined in Section 162(m)(3) of the Code, and the applicable rules and regulations promulgated thereunder.

        2.8    "Individual Award Opportunity" shall mean the potential of a Participant to receive an incentive payment if the Performance Goals for a Performance Period have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

        2.9    "Participant" shall mean, for each Performance Period, each Company employee who is or becomes an executive officer of the Company or a Subsidiary during a specified Performance Period, as defined by the Securities Exchange Act of 1934, Rule 3b-7, as that definition may be amended from time to time, unless the Committee excludes such employee from participation in the Plan for a specified Performance Period.

        2.10    "Performance Goals" shall mean one or more objective Performance Goals for each Participant or for any group of Participants (or both), established by the Committee in accordance with Section 4.1.

        2.11    "Performance Period" shall mean the Company's fiscal year or any other period designated by the Committee with respect to which Performance Goals are established pursuant to Section 4.

        2.12    "Plan" shall mean this HD Supply Holdings, Inc. Annual Incentive Plan for Executive Officers, as amended from time to time.

        2.13    "Section 162(m)" means Section 162(m) of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

        2.14    "Section 409A" means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

        2.15    "Subsidiary" shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a fifty percent (50%) equity interest.

SECTION 3
ADMINISTRATION

        3.1    General.    The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the Individual Award Opportunity and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, and former Participants and their respective successors and assigns. The Committee may delegate its authority hereunder as it deems appropriate. No member of the Committee shall be eligible to participate in the Plan.

        3.2    Powers and Responsibilities.    The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1

          (a)   to designate within the Applicable Period the Participants for a Performance Period;

          (b)   to establish within the Applicable Period the Performance Goals and other terms and conditions that are to apply to each Participant's Individual Award Opportunity, including: (A) the extent to which any incentive payment shall be made to a Participant in the event of the Participant's termination of employment with or service to the Company due to death, disability, or retirement based on actual performance, or any other reason, or transfer to an ineligible position; (B) the extent to which any incentive payment shall be made to a Participant in the event of a change in control; (C) in the case of an individual who is hired by the Company or a Subsidiary or who is promoted or becomes an executive officer after the beginning of a Performance Period, the Committee may designate such individual as a Participant in the Plan for that Performance Period, provided that the Committee may specify that such Participant's Individual Award Opportunity shall be determined only with respect to the portion of the Performance Period during which the Participant is employed by the Company or Subsidiary in the eligible position; (D) the rules that apply to Participants who are transferred from one eligible position to another during a

  Performance Period; and (E) the rules that apply to Participants who are on a leave of absence at any time during the Performance Period;

          (c)   to determine whether the Performance Goals for a Performance Period and any other material terms and conditions applicable to the Individual Award Opportunities have been satisfied;

          (d)   to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee's discretion or whether a Participant may elect deferred payment, in each case, so long as such deferral or deferral election is permissible under, and complies with the requirements set forth in Section 409A; provided, that any deferral contemplated by the Plan must be permitted by, and shall be governed by, the terms of any applicable deferred compensation plan of the Company; and

          (e)   to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

        3.3    Delegation of Power.    The Committee may delegate some or all of its power and authority hereunder to any officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a Covered Employee or who, in the Committee's judgment, is likely to be a Covered Employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish Performance Goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such Performance Goals. Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation, including, without limitation, regarding his or her own Individual Award Opportunity.

SECTION 4
PERFORMANCE GOALS

        4.1    Establishing Performance Goals.    The Committee shall establish within the Applicable Period of each Performance Period one or more objective Performance Goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance Goals shall be based exclusively on one or more of the following objective corporate-wide or Subsidiary, division, operating unit or individual measures: (a) net or operating income (before or after taxes); (b) earnings before taxes, interest, depreciation, and/or amortization ("EBITDA"); (c) EBITDA excluding charges for stock compensation, management fees, restructurings and impairments ("Adjusted EBITDA"), Adjusted EBITDA growth/sales growth, operating leverage; (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales, sales growth in excess of market growth, or revenue growth); (f) net operating profit; (g) financial return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, cash conversion, pre-tax, pre-interest cash flow/Adjusted EBITDA); (i) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets; (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth or customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics

(including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (s) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, or (v) for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time (A) in the case of persons who are not Covered Employees or (B) in the case of Awards (whether or not to Covered Employees) not intended to qualify as performance-based compensation under Section 162(m), such other criteria as may be determined by the Administrator. Each such goal may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies, or (v) other external measures of the selected performance criteria. In the case of earnings-based measures, Performance Goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders' equity, shares outstanding, assets or net assets, or any combination thereof. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance Goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period, provided that, with respect to Participants who are Covered Employees, such rules and conditions shall be consistent with Section 162(m).

        4.2    Adjustments.    At the time the Committee determines and certifies in writing the extent to which the applicable Performance Goals for such Performance Period have been satisfied in accordance with Section 4.1, the Committee also shall take into account the following inclusion(s) or exclusion(s), as the Committee deems appropriate, for purposes of measuring performance against the applicable Performance Targets:

          (a)   for those occurring within such Performance Period, restructuring, reorganizations, discontinued operations, acquisitions, dispositions, or any other unusual, infrequently occurring, nonrecurring or non-core items;

          (b)   the aggregate impact in any Performance Period of accounting changes, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such items are objectively determinable by reference to the Company's financial statements, notes to the Company's financial statements and/or management's discussion and analysis of financial condition and results of operations, appearing in the Company's Annual Report on Form 10-K for the applicable year;

          (c)   foreign exchange gains or losses,

          (d)   impairments of goodwill and other intangible assets, asset write downs, charges or expenses related to capital structure changes, or payments of bonuses or other financial and general and administrative expenses for the Performance Period,

          (e)   environmental or litigation reserve adjustments, litigation or claim judgments or settlements,

          (f)    any adjustments for other unusual or infrequently occurring items, discrete tax items, strike and/or strike preparation costs, business interruption, curtailments, natural disasters, force majeure events, or

          (g)   mark-to-market gains or losses.

        Any such inclusion(s) or exclusion(s) shall be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Goals unsuitable, the Committee may, in its discretion, modify such Performance Goals, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

        4.3    Capital Adjustments.    To the extent that a Performance Goal under an Individual Award Opportunity relates to the common stock of the Company, then, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spinoff, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee may make or provide for such adjustments in such Performance Goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

SECTION 5
INDIVIDUAL AWARD OPPORTUNITIES

        5.1    Terms.    At the time Performance Goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets or Performance Goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant's Annual Base Salary or a multiple or percentage thereof. In all cases the Committee shall have the sole and absolute discretion to: (A) reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, and (B) determine that all or a portion of any Individual Award Opportunity shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant, provided that, to the extent Section 162(m) is applicable to the Company and the Plan, the Committee may not waive satisfaction of the Performance Goals with respect to any Covered Employee under any circumstances as to Awards intended to qualify as performance-based compensation under Section 162(m). No Participant shall receive a payment under the Plan with respect to any Performance Period in excess of $5,000,000, which maximum amount shall be prorated with respect to Performance Periods that are less than one year in duration.

        5.2    Incentive Payments.    No payment shall be made under the Plan unless and until the Committee, based to the extent applicable on the Company's audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company's independent public accountants), has certified in writing the extent to which the applicable Performance Goals for such Performance Period have been satisfied. Payments under Individual Award Opportunities shall be in cash and shall be paid, with respect to Participants who are Covered Employees, on a date established by the Committee after the Committee certifies that one or more of the applicable Performance Goals have been attained. Payments under Individual Award Opportunities to any Participant who was an

executive officer for less than the entire Performance Period shall be prorated based on the number of calendar days such Participant was an executive officer during the Performance Period. Participants must be employed on the date of payment unless determined otherwise by the Committee or the Board, provided that, in the event of termination of employment during the Performance Period due to death, disability or retirement, the Participant shall be entitled to a prorated payment for earned Individual Award Opportunities based on actual performance in accordance with Section 5.3. Incentive payments under this Plan will be made no event later than two and one-half (2 1/2) months after the close of the calendar year in which the Participant's right to the payment is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

        5.3    Proration Events.    If a Participant experiences any of the following events, the Participant's payout will be prorated to take such event into account: (i) time in eligible position, including periods of ineligibility pursuant to the terms of the Company's leave of absence policies; (ii) movement between business units or functions; (iii) termination of employment due to death, disability or retirement, other than a termination for cause as determined by the Company in its sole discretion, but in each case, based on actual performance. For this purpose, (A) "disability" shall have the meaning ascribed to such term by the HD Supply Holdings, Inc. Omnibus Incentive Plan; and (B) retirement means termination of employment, other than for cause as determined by the Committee in its sole discretion, at or after attainment of age 62 with at least five years of continuous service with the Company.

SECTION 6
GENERAL

        6.1    Effective Date.    The Plan is adopted subject to the approval of Company stockholders at the Company's 2017 Annual Meeting in accordance with Section 162(m)(4)(c) of the Code and the applicable rules and regulations promulgated thereunder, and no payment shall be made under the Plan to any Covered Employee absent such stockholder approval. The Plan is effective when it is adopted by the Board and approved by Company stockholders.

        6.2    Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as performance-based compensation for purposes of Section 162(m).

        6.3    Non-Transferability of Awards.    No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

        6.4    Tax Withholding.    The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

        6.5    Payment by a Subsidiary.    The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

        6.6    No Right of Participation or Employment.    No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

        6.7    Beneficiary.    In the event of a Participant's death, any amount owing to the Participant, as determined by the Company in its sole discretion, shall be paid to the Participant's survivors in the following priority: (i) the Participant's surviving spouse, or surviving domestic partner who is eligible for coverage under the Company's healthcare plan or would be eligible but for the fact that the partner had coverage under another plan; or (ii) to the Participant's estate if a legal representative has been appointed, provided that, no payment shall be made if no legal representative has been appointed.

        6.8    Governing Law and Venue.    To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction. Any and all claims and disputes of any kind whatsoever arising out of or relating to this Plan shall only be brought in the Delaware Chancery Court. The Participant or other person hereby waives any objection which it may now have or may hereafter have to the choice of venues set forth herein and further irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court in any such claim or dispute. In the event that the Delaware Chancery Court determines that it cannot or will not exercise subject matter jurisdiction over such claim or dispute, then any such claim or dispute shall be filed in the Superior Court of Cobb County, State of Georgia, which shall then have exclusive jurisdiction and venue over any such claim or dispute.

        6.9    Other Plans.    Payments under Individual Award Opportunities shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides compensation such as payments made pursuant to Individual Award Opportunities are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        6.10    Binding Effect.    The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

        6.11    Forfeiture of Individual Awards under Applicable Laws or Regulations.    The Company may (i) cancel, reduce, or require a Participant to forfeit any Individual Award Opportunity granted under the Plan or (ii) require a participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an award granted under the Plan, in each case, to the extent permitted or required by Company clawback policy, or by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.

        6.12    Unfunded Plan; Plan Not Subject to ERISA.    The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

        6.13    Limitation Period For Claims.    Any Participant or other person seeking to challenge the denial of any benefit or right under the Plan must file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) calendar days of the later of the date of payment or settlement of the Individual Award Opportunity or the specific event giving rise to the claim. In the event that any Participant or other person files such a claim, the Committee will notify such Participant or other person of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred twenty (120) calendar days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee's decision is final and conclusive and binding on all Participants and other persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed, in accordance with the venue provisions of Section 6.8, within one year of such denial or deemed denial or be forever barred.

        6.14    409A Compliance.    The Plan is intended to provide for payments that are exempt from the provisions of Section 409A to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company's directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of the Plan to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

        6.15    Severability.    If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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  EXHIBIT 10.2
HD SUPPLY HOLDINGS, INC. ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS
SECTION 1 PURPOSE
SECTION 2 DEFINITIONS
SECTION 3 ADMINISTRATION
SECTION 4 PERFORMANCE GOALS
SECTION 5 INDIVIDUAL AWARD OPPORTUNITIES
SECTION 6 GENERAL